Exhibit 3.4

ARTICLES OF AMENDMENT OF ARTICLES OF INCORPORATION OF

VIRTRA SYSTEMS, INC.

The undersigned, chief executive officer of Virtra Systems, Inc., a Texas Corporation, certifies as follows.

1.

The name of the corporation is Virtra Systems, Inc.

2.

Paragraph A of Article Four of the Articles of Incorporation, which paragraph sets forth the number of shares which the corporation is authorized to issue, is amended to read as follows:

A.

Authorized Capital Stock. The aggregate number of shares of all classes of stock the Company shall have authority to issue is 502,000,000 consisting of and divided into:

i.

one class of 500,000,000 shares of Common Stock, par value $0.005 per share (the 'Common Stock'); and

ii.

one class of 2,000,000 shares of Preferred Stock, par value $0.005 (the 'Preferred Stock'), which may be divided into and issued in one or more series, as hereinafter provided."

3.

The shareholders of the corporation adopted the amendment on November 27, 2006.

4.

The amendment has been approved in the manner required by the Business Corporation Act and the constituent documents of the corporation

Dated: November 27, 2006

_______________________________

Perry V. Dalby, chief executive officer